Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dolby Laboratories, Inc.:

We consent to the use of our reports dated November 18, 2010, with respect to the consolidated balance sheets of Dolby Laboratories, Inc. and subsidiaries as of September 24, 2010, and September 25, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 24, 2010, and the effectiveness of internal control over financial reporting as of September 24, 2010, incorporated herein by reference.

Our report on the consolidated financial statements refers to changes in the Company’s method of accounting for uncertainty in income taxes at the beginning of fiscal year 2008, and method of accounting for multiple-element revenue arrangements at the beginning of fiscal 2010 resulting from the adoption of new accounting pronouncements.

/s/ KPMG LLP

San Francisco, California

May 16, 2011